Exhibit 99.1

Gopher Protocol Finalizes Operating Agreement for Guardian Patch, LLC

SAN DIEGO, CA / ACCESSWIRE / March 29, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and the "Company") and its partners, the Randolph Ben Clymer Group ("RBC"), announced today that, in connection with the Company's GopherInsight™ licensed technology, the Company and RBC have finalized an operating agreement for Guardian Patch, LLC ("The LLC").

As previously reported by the Company in its filings with the Securities and Exchange Commission, the Company and RBC formed the LLC to serve as a designated vehicle for developing their Guardian Patch technology ("Guardian Patch") and had been working to finalize the operating agreement at that time. Guardian Patch is an electronic circuit including a proprietary microchip that is within a sticky patch package. Guardian Patch can be affixed to any object, mobile or static, in order to track its location anywhere on Earth. The electronic circuit communicates with other similar working patches via a separate, secured, and private network. Upon affixing Guardian Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device's geographical location worldwide in preset time intervals. Guardian Patch works in conjunction with a software application to provide tracking function operations via map and on-Earth coordinates. The system includes its own power source. Guardian Patch will also perform an emergency feature! Users will be able to register the Patch ID on mobile apps of selected relatives and friends. In the event of an emergency situation, one would simply peel Guardian Patch off. Upon removing Guardian Patch, it operates in a constant transmission mode, sending emergency signals. Guardian Patch also alerts the user's friends and family about the user's location. No GPS or conventional network is needed.

The LLC is owned equally by the Company and RBC. RBC has designated a manager of the LLC and will provide all funding needed for the development of Guardian Patch. Per the terms of the above-mentioned operating agreement, the Company will not be required to invest funds for the development of Guardian Patch. Further, until RBC (and/or its funding partners) recoup its funding of Guardian Patch, the Company's membership interests in the LLC, as well as its rights pursuant to a license agreement, will be pledged to RBC.

The LLC has engaged two consultants to assist with (i) the introduction to strategic partners and to advise on other matters, including, technology, product development, marketing, sales, engineering, support, distribution, IP, staffing, scheduling and organizational and administrative matters; and (ii) assist with public relations and marketing services, specifically with regards to the marketing of the Guardian Patch, the development and maintenance of editorial and special interest mailing lists, providing editorial discussions and meetings, performing ongoing searches for publicity and editorial lobbying, providing up to two news releases and assisting with the broad public dissemination of press releases, providing follow up; and the maintenance of a digital clipping diary and other additional services as provided for in the consulting agreement.

The Company will provide various services to The LLC in consideration of a monthly fee. The Company billed The LLC in the amount of $30,000 for the LLC's first month in operation.

As a courtesy and to assist with providing a better understanding of Guardian Patch's technical features, the Company has posted on its website a short presentation of Guardian Patch which can be downloaded via the following link: http://www.gatpatch.com/docs/Guardian-3-3-2016.pdf

Gopher and RBC are preparing to introduce Guardian Patch to the market. As such, a designated product website was launched last week: http://www.guardianpatch.com/. The product will be presented for pre-sale, utilizing social media on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher" and the "Company") (GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology, per license agreement it holds. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.